Exhibit 10.1

AT WILL EMPLOYMENT AGREEMENT

Brian Moon

This AT WILL EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 5th day of August, 2019 (the “Effective Date”), by and between Freedom Leaf Inc., a Nevada corporation (the “Company”), and Brian Moon, an individual (“Employee”).

In consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee, Company and Employee hereby agree as follows:

ARTICLE I
EMPLOYMENT

1.1              At Will Employment. The Company agrees to, and does hereby, employ Employee, and Employee agrees to, and does hereby accept such employment, upon the terms and subject to the conditions set forth in this Agreement. Employee represents and warrants to the Company that (A) Employee has the legal capacity to execute and perform this Agreement, (B) this Agreement is a valid and binding agreement enforceable against Employee according to its terms, and (C) the execution and performance of this Agreement by Employee does not violate the terms of any existing agreement or understanding to which Employee is a party or by which Employee otherwise may be bound. Both Company and Employee acknowledge and agree that Employee’s employment shall be “at will” as such term is defined herein and consistent with the laws of the State of Texas.

1.2              Position and Duties. Employee shall devote Employee’s entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, will not engage in any other employment activities for any direct or indirect remuneration and shall perform his duties and responsibilities diligently and to the best of his ability. Employee shall hold the position of chief financial officer (CFO) for the Company.

ARTICLE II
COMPENSATION AND OTHER BENEFITS

2.1              Base Salary. As compensation for Employee’s services hereunder and in consideration of Employee’s other agreements hereunder, during the term of employment, the Company shall pay Employee a base salary equal to $150,000 per annum (“Base Salary”), subject to withholding and customary payroll deductions. The Base Salary shall be payable in accordance with the customary payroll practices of the Company. As a salaried employee, Employee shall be an “exempt status” employee, meaning that you will not be paid on an hourly basis and will not be eligible for overtime pay.

2.2              Incentive Bonuses. In addition to the Base Salary, provided Employee is actively providing service to the Company hereunder, and subject to Article III, Employee shall receive the following incentive bonuses (collectively, the “Incentive Bonuses”):

(a)               Cash Incentives. Employee will be entitled to receive any other cash bonus awards approved by the Board of Directors of the Company (the “Board”); and

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(b)               Equity Incentives. Subject to the approval of the Board and stockholders of the Company, Employee shall receive (i) on October 1, 2019, an equity award of one million (1,000,000) shares of the Company’s restricted common stock, subject to Employee’s execution and terms of that certain restricted stock agreement (the “RSA”), with these shares to vest in Employee’s favor twelve (12) months later on October 1, 2020, (ii) on April 1, 2020, an equity award of one million (1,000,000) shares of the Company’s restricted common stock, subject to the terms of the RSA, with these shares to vest in Employee’s favor twelve (12) months later on April 1, 2021, and (iii) any other equity incentive awards approved by the Board. The Company does not guaranty any Common Stock Value (defined below) or any other value for any stock awarded to Employee. If the Company is sold to a third-party buyer(s), then all stock grants already made to Employee at the time of the sale shall immediately vest on the date of the closing of such sale (but prior to the closing of the sale transaction(s) on such date).  Likewise, if there is a change in the ownership of the Company without a sale, then all stock grants already made to Employee at the time of the change in ownership shall immediately vest on the date of the change in ownership (but prior to the occurrence of the change in ownership on such date).

2.3              Benefit Plans. During the term of Employee’s employment with the Company, Employee will be eligible to participate in the Company’s retirement plans that are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), if any, and in the Company’s employee welfare benefit plans that are available to any other executive employees of the Company (the “Plans”), in accordance with and subject to the terms and conditions thereof. The terms and conditions of the Plans, as expressed in the Plan documents, will control including, but not limited to, the Company’s ability to amend, modify or terminate any of those programs as it determines appropriate in accordance with the Plans’ terms. During the term of Employee’s employment with the Company, the Company shall pay to maintain a health insurance plan for Employee as one of the Plans.

2.4              Expenses. The Company shall reimburse Employee for all expenses reasonably incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses; provided, that any single expenditure in excess of $5,000 shall require the approval of the Board.

2.5              Vacation. In any year, Employee shall be entitled to take reasonable vacation of up to three (3) weeks’ time provided that such vacation does not prevent him from adequately performing his duties under this Agreement.

2.6              Withholding. All payments to be made by the Company hereunder will be subject to any withholding requirements.

2.7              Certain Definitions. As used in this Section 2:

(a)               “Common Stock Value” means an amount per share of Common Stock equal to the arithmetic average of the volume-weighted average (rounded to two decimal places) trading price per share of Common Stock for the thirty (30) full trading days ended on and including the trading day prior to the applicable determination date, using trading prices reported on the OTCQB based on all trades in Common Stock on the OTCQB during the primary trading sessions from 9:30 a.m., New York Time, to 4:00 p.m., New York Time (and not an average of the daily averages during such thirty (30) trading days).

(b)               “Net Operating Income” shall mean the difference of gross income less cost of goods sold, selling, general and administrative expenses, operating expenses, depreciation, interest, taxes and other expenses, each determined on a generally accepted accounting principles basis of accounting.

ARTICLE III
TERMINATION; EQUITY

3.1              Commencement of Employment Term. Employee’s employment shall commence on the Effective Date of this Agreement.

3.2              Right to Terminate; Automatic Termination.

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(a)               Termination for Cause. The Company shall be entitled to terminate this Agreement for Cause (as defined below) effective immediately in the event of (a) Employee’s material breach of any agreement between Employee and the Company; (b) Employee’s conviction of, or Employee’s plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, provided, however, that such felony is not related to the manufacture, sale or possession of cannabis or any components thereof; (c) Employee’s gross negligence or willful misconduct in connection with the provision of services for the Company; or (d) Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its managers, officers or employees (collectively, “Cause”); provided, however, that if any such event by its nature is capable of being cured with no adverse effect to the Company, and Employee is taking reasonable and diligent steps to cure such event, then such termination shall be effective only if such event remains uncured for a period of thirty calendar days after the Company provides written notice to Employee setting forth the nature of the event constituting Cause hereunder.

(b)               Termination Upon Death or Disability. Subject to Section 3.3, Employee’s employment and the Company’s obligations under this Agreement, unless specifically stated otherwise herein, shall terminate: (i) automatically, effective immediately and without any notice being necessary, upon Employee’s death; and (ii) in the event of any Disability of Employee, by the Company giving notice of termination to Employee. As used in this Section 3.2(b), “Disability” shall mean that (A) Employee is unable, by reason of an injury, a sickness or accident, to perform Employee’s duties under this Agreement for an aggregate of sixty (60) days in any consecutive six (6) month period, or (B) Employee has a guardian of the person or estate appointed by a court of competent jurisdiction.

3.3              Rights Upon Termination. If Employee’s employment is terminated pursuant to Section 3.2, or if Employee quits employment, notwithstanding the terms of this Agreement, Employee or Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive, (i) any earned but unpaid Base Salary and Incentive Bonuses, (ii) reimbursement of expenses to which Employee is entitled pursuant to Section 2.4, and (iii) Employee shall be deemed to resign from any board to which Employee has been appointed or nominated by or on behalf of the Company. If Employee is terminated (but not for cause) within the first twelve (12) months of his employment, then Employee will receive a total of three (3) months of Base Salary (subject to standard deductions and withholdings for taxes) as a severance payment, payable in equal payments on regularly scheduled pay days following the termination of his employment. For every year of full-time employment completed beyond the initial twelve (12) months, the amount of such severance payment will be increased by one (1) month of Base Salary. For example, if Employee successfully completes full-time employment for Company for twenty-four (24) months and is terminated for any reason but “for cause” during his twenty-fifth (25th) month of employment, then Employee will receive four (4) months of Base Salary (subject to normal deductions for taxes, etc.) as severance. To the extent reasonably possible, Company will continue Employee’s Plans during any severance payment period or, in the alternative, provide you with the amount of money which otherwise would have been paid for such Plans during that time period. To be clear, if Employee is terminated “for cause” by Company or one of its affiliates, as applicable, then Employee will not be eligible for any severance payments or continuation of Plans beyond the termination date.

ARTICLE IV
CONFIDENTIALITY; NON-SOLICITATION

4.1              Confidential Information.

(a)               Company Information. Employee agrees that during and after his employment with the Company, he will hold in the strictest confidence, and will not (except for the benefit of the Company during his employment or for limited use by Employee’s accountants, financial planners, attorneys and other professional consultants), as required by applicable law, a court order or an order or request of a relevant regulatory authority or in order to enforce a claim against the Company (including, without limitation, under this Agreement), use or disclose to any person, firm, corporation or other entity any Company Confidential Information. Employee understands that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor; customer lists and customer contact information, their buying histories, and preferences (including, but not limited to, such information relating to customers of the Company on which Employee called or with which Employee may become acquainted during the term of his employment); personnel information (including, but not limited to, information regarding employees’ skills and performance); information about vendors, supplier and business partners; software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, and hardware configuration information; and marketing, finances, and/or other business information; provided, however, that Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Employee or of others. Employee understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

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(b)               Third Party Information. Employee recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, and not as an exhaustive list, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. Employee agrees at all times during his employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, corporation, or other entity any Associated Third Party Confidential Information, except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such Associated Third Parties or as required by applicable law, a court order or an order or request of a relevant regulatory authority. Employee further agrees to comply with any and all Company policies and guidelines that may be adopted from time to time during the term of his employment regarding Associated Third Parties and Associated Third Party Confidential Information. Employee understands that his unauthorized use or disclosure of Associated Third Party Confidential Information or violation during his employment of any Company policies will lead to disciplinary action, up to and including immediate termination and legal action by the Company. Associated Third Party Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Employee or of others. Employee understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

4.2              Inventions.

(a)               Inventions Retained and Licensed. Employee represents and warrants that there are no inventions, discoveries, original works of authorship, developments, improvements, and trade secrets that were conceived in whole or in part by Employee prior to his employment with the Company or any of its subsidiaries and to which he has any right, title, or interest, and which relate to the Company’s proposed business, products, or research and development (collectively, “Prior Inventions”). Notwithstanding the foregoing, if, in the course of his employment with the Company, Employee incorporates into or uses in connection with any product, process, service, technology, or other work by or on behalf of the Company any Prior Invention, Employee hereby grants to the Company a non-exclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such product, process, service, technology, or other work, and to practice any method related thereto.

(b)               Assignment of Inventions. Employee agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all his right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is in the employ of the Company or any of its subsidiaries (including during his off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, except as provided in Section 4.1 (collectively referred to as “Inventions”). Employee further acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to Employee as a result of the Company’s efforts to commercialize or market any such Inventions.

(c)               Maintenance of Records. Employee agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by him (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.

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(d)               Patent and Copyright Registrations. Employee agrees to reasonably assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature with respect to any Inventions, including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by the Employee.

4.3              Conflicting Employment.

(a)               Current Obligations. Employee agrees that during the term of his employment with the Company, he will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or a business which Employee understands the Company to actively have plans to become involved, nor will Employee engage in any other activities that interfere with his ability to fully and satisfactorily perform his duties to the Company, except as may otherwise be agreed in writing by and between Employee and the Company.

(b)               Prior Relationships. Without limiting Section 4.3(a), Employee represents that he has no other agreements, relationships, or commitments to any other person or entity that conflict with his obligations to the Company under this Agreement or his ability to become employed and perform the services for which he is being employed by the Company. Employee further agrees that if he has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, he will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. Employee represents and warrants that after undertaking a careful search (including, but not limited to, searches of his computers, cell phones, electronic devices, and documents), he has returned all property and confidential information belonging to all prior employers. Moreover, he agrees to fully indemnify the Company, its directors, managers, officers, agents, employees, investors, shareholders, members, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from Employee’s breach of his obligations under any agreement to which he is a party or obligation to which he is bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

4.4              Returning Company Documents. Upon separation from employment with the Company or upon written demand by the Company during his employment, Employee will immediately deliver to the Company, and will not keep in his possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company or its subsidiaries (including, but not limited to, computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by Employee pursuant to his employment with the Company, obtained by him in connection with his employment with the Company, or otherwise belonging to the Company, its successors, or assigns, including, without limitation, those records maintained pursuant to Section 4.2(c). Employee also consents to an exit interview to confirm his compliance with this Article IV.

4.5              Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee hereby grants consent to notification by the Company to his new employer about his obligations under this Agreement including information to his new employer concerning the enforceability of this Agreement.

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4.6              Non-Solicitation.

(a)               Solicitation of Employees. Employee agrees that for a period of two (2) years immediately following the documented date of termination of his relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, Employee shall not either directly or indirectly solicit any employees of the Company or any of its subsidiaries to leave their employment, or attempt to solicit employees of the Company or any of its subsidiaries to leave their employment, either for Employee or for any other person or entity with which Employee is then employed or otherwise affiliated.

(b)               Solicitation of Customers, Suppliers, etc. Employee agrees that for a period of two (2) years immediately following the documented date of termination of his relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, Employee shall not either directly or indirectly (i) request or advise any customer, supplier or any other person or entity known to be associated with the Company or any of its affiliates or subsidiaries, to withdraw, curtail or cancel or in any other way lessen its use of the business services of the Company or any of its affiliates or subsidiaries or (ii) for the purpose of conducting or engaging in any business directly or indirectly competitive with the Company (whether individually or on behalf of Employee’s affiliates or new employer) call upon, solicit, advise, sign, hire, interfere with, or otherwise do or conduct, or attempt to do or conduct, business with any person or entity covered by any written or oral agreement with the Company or any of its affiliates or subsidiaries, or take away or interfere or attempt to interfere with any Company business custom, business trade, or business patronage of the Company or any of its affiliates or subsidiaries.

4.7              Non-Compete. Employee agrees that for a period of one (1) year immediately following the documented date of termination of his relationship with the Company for any reason, whether voluntary or involuntary, Employee shall not either directly or indirectly in the geographical areas that the Company does business or has done business at the time of the Employee’s termination, engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while Employee was employed by the Company. If Employee violates the provisions of any of the preceding paragraphs of this Section 4, Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one (1) year has expired without any violation of such provisions.

4.8              Representations. Employee agrees to execute any proper oath or verify any proper document reasonably required to carry out the terms of this Agreement. Employee represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to his employment by the Company or any of its subsidiaries. Employee hereby represents and warrants that he has not entered into, and Employee will not enter into, any oral or written agreement in conflict herewith.

4.9              Non-Disparagement. During Employee’s employment with the Company and for a period of three (3) years thereafter, Employee agrees, to the fullest extent permissible by law, not intentionally to make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal, direct or indirect communications that are or could be harmful to or reflect negatively on the Company or its subsidiaries or that are otherwise disparaging of the Company or its subsidiaries and/or their businesses, or any of its or their subsidiaries, past, present or future officers, directors, managers, employees, equity holders, members, advisors, agents, policies, procedures, practices, services, products, decision-making, conduct, professionalism or compliance with standards of any of the foregoing provided that the foregoing is not intended to prohibit truthful statements made by the Employee in his capacity as an officer or employee of a competitor after his employment with the Company has terminated, provided that Employee continues to comply with his confidentiality obligations under this Agreement. The provisions of this Section 4.9 are in addition to any other written agreements on this subject that Employee may have with the Company or any of its subsidiaries, and are not meant to, and do not excuse any, additional obligations that Employee may have under such agreements. Nothing in this Section shall be construed to limit Employee’s ability to cooperate with the investigation of any government agency of competent jurisdiction or to bring or defend against any legal claim. In any civil litigation arising out of or related to this Agreement, the parties shall cooperate to seek a protective order consistent with this Section and Section 4.1 above.

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ARTICLE V
GENERAL PROVISIONS

5.1              Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (a) when actually delivered to such party, or (b) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice to the other party pursuant to this Section 5.1):

If to the Company:	Freedom Leaf Inc.
3571 E. Sunset Road, Suite 420
Las Vegas, NV 89120

with a copy to:	Saunders Koechel & Sharp LLP
Attention: John Koechel
5404 Birchman Avenue
Fort Worth, Texas 76107
[Redacted]

If to Employee:	Brian Moon
[Redacted]

5.2              Entire Agreement; Survival. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties with respect to the subject matter hereof. The provisions of this Agreement shall survive the termination of this Agreement, or of Employee’s employment for any reason, to the extent necessary to enable the parties to enforce their respective rights.

5.3              Amendment; Headings and References. This Agreement may be altered, amended or modified only in writing, signed by Employee and the Company, except that either party hereto may update its address set forth in Section 5.1 by providing a notice of the updated address in the manner set forth in Section 5.1. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

5.4              Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written prior consent of the other party. This Agreement shall be binding on, and inure to the benefit of, each party and such party’s respective heirs, legal representatives, successors and assigns.

5.5              Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

5.6              Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

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5.7              Governing Law; Jurisdiction; Construction. This Agreement shall be governed by the internal laws of the State of Texas, without regard to any rules of construction that would require application of the laws of another jurisdiction. Any legal proceeding related to this Agreement must be litigated in an appropriate Texas state or federal court sitting in Dallas County, Texas, and both the Company and Employee hereby consent to the exclusive jurisdiction of the State of Texas for this purpose; waive any objection they may now or hereafter have to venue or to convenience of forum and agree that all legal proceedings will be tried in a court of competent jurisdiction in Dallas County, Texas by a judge without a jury. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, accordingly, each party waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

5.8              Tax Compliance.

(a)               The Company may withhold from any amounts payable hereunder any amounts required to be withheld under federal, state or local law and any other deductions authorized in writing by Employee.

(b)               The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Section 409A.  If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.

(c)               For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d)               With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e)               Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” as determined pursuant to Section 409A as of the date of Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Employee to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is payable during the first six (6) months following Employee’s “separation from service” shall be paid or provided to Employee in a cash lump-sum on the first business day of the seventh (7th) calendar month immediately following the month in which Employee’s “separation from service” occurs or, if earlier, upon Employee’s death. In addition, any payments or benefits due hereunder upon a termination of Employee’s employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to Employee (or Employee’s estate) upon a “separation from service” as defined in Section 409A.

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(f)                Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(g)               The Company makes no representation or warranty and shall have no liability to Employee or any other person or entity if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

5.9              Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be executed and delivered by facsimile or other electronic transmission. A complete, accurate, fully-executed PDF or other facsimile copy of this Agreement may be used in place of an original for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COMPANY:

FREEDOM LEAF INC.,
a Nevada corporation

By: /s/ Carlos Frias
Name: Carlos Frias
Title: CEO

EMPLOYEE:

/s/ Brian D. Moon
Brian D. Moon

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